Exhibit 99.1

(English Translation)

Loan Agreement

Lender (Party A): Lifang Chen

Borrower (Party B): Jiangsu Cold-Rolled Technology Co., Ltd.

Party A and Party B on friendly negotiation, reached the agreements as follows:

1.	Party B borrows RMB 9,000,000 from Party A.

2.	The term of the loan is one year, starting from May 15, 2008 and ending on May 15, 2009.

3.	Interest of the Loan: the annual interest of the loan shall be 0%.

4.	At the maturity of this agreement, Party B hereby agrees to return the principal of the loan.

5.	Method of repayment: Party B shall repay the principal of the loan in cash.

6.	Party A shall deliver the principal of the loan to Party B within 60 days after the execution of this agreement.

7.	This Agreement has two copies and will become effective upon the execution and seal by each parties. Party A and Party B shall each keep one copy of this agreement.

Party A: Lifang Chen
/s/ Lifang Chen
(Seal)
Date: May 15, 2008

Party B: Jiangsu Cold-Rolled Technology Co., Ltd.
(Seal)
Date: May 15, 2008